Exhibit 10.23

CO-MARKETING AND DEVELOPMENT AGREEMENT

BETWEEN

Haldex Brake Products Ltd

and SmarTire Systems, Inc

THIS AGREEMENT dated the 10th of October, 2003.

Agreement number PP016A.

BETWEEN:

(1) SmarTire Systems, Inc. (hereafter "SmarTire"), a Yukon Territory corporation, having its principal office at 13151 Vanier Place, Suite 150, Richmond, British Columbia, Canada V6V 2J1, and:

(2) Haldex Brake Products Ltd. Corporation (hereafter "Haldex"), a UK company, having its principal office at Moons Moat Drive, Moons Moat North, Redditch, Worcestershire, UK, and shall be binding with all of the Haldex organizations dealing with the Products

WHEREAS:

(1) SmarTire is engaged in the design, development, and sale of Products for monitoring tire pressure and temperature, and has acquired substantial Technical Information, know-how, experience, Patents, patent applications, and other intellectual property relating to the SmarTire Products, and;

(2) Haldex is engaged in the design, development, sale and manufacture of Products and systems for the OEM, and Aftermarket market ABS and EBS market segments, and has acquired substantial Technical Information, know-how, experience, Patents, patent applications, and other intellectual property relating to the Haldex Products, and;

(3) SmarTire and Haldex wish to enter into a joint development program to integrate the SmarTire Products with the Haldex Products to create Products for resale by Haldex in the Territory.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, SmarTire and Haldex agree as follows:

1. Definitions

For the purpose of this Agreement, the following terms shall have the following meanings:

ABS	Means Anti-lock braking systems
"Acceptance"	The acknowledgement from Haldex to SmarTire that prototypes for a Product meet the Specifications.
After-Market Product	Means products sold to vehicle owners after they have been purchased from an OEM.
EBS	Means Electronic-braking systems.
Improvements

Means modifications to the SmarTire Product design that results in a derivative SmarTire Product that meets the specific needs of a particular OEM Customer or After-Market Customer, or modifications generally known in the industry known as bug fixes, software updates or upgrades.

Intellectual Property	Means any copyright, industrial designs, patents, patent applications, know-how, data, drawings, or any other confidential or proprietary information owned by or in the possession of either party.
NRE

Means a non-recurring engineering charge or development fee that is required on a one time basis to develop or incorporate such items such as Improvements, test fixtures, or Product testing prior to manufacture and market introduction.

OEM	Means original equipment manufacturer.
OEM Product	Means the designs for systems, or any derivatives of the Product that incorporate changes to the initial designs to accommodate the specifications or requirements of a particular OEM customer.
Part Number	Means the unique number assigned to a SmarTire Product, or a SmarTire Product that is to be developed.
Patents

Means the Patents and pending patent applications pertaining to the Products and all future Patents including any foreign equivalents, or continuations, and patent applications relating to Improvements.

Products

i) Means either OEM or Aftermarket Products developed under this agreement containing Haldex Products and SmarTire Products whether provided as manufactured goods or Reference Designs incorporated into a Haldex Product.

ii) SmarTire Product means the part of the Product provided by SmarTire.

iii) Haldex Product means the part of the Product provided by Haldex.

Reference Design	Design information provided to Haldex to enable them to incorporate the functionality of a SmarTire Product directly into a Product that would be manufactured by Haldex.
Specifications	Means the descriptions including functional, physical, and environmental that specify the characteristics of a Product. The Specifications for Products are provided in Attachment 4.
Statement of Work	Means a detailed list of tasks to be performed for a development project, and designation of the party or person who is responsible for each task, and a schedule.
Supply Agreement	An agreement between SmarTire and Haldex that defines the issues relating to the delivery, quality, pricing, warranties etc., for Products developed under this agreement.
Territory	Means the territories in which Haldex is authorized to sell the Products.
TMS	Means tire monitoring systems.

2. ATTACHMENTS

The following attachments form part of this Agreement:

Attachment 1 Products

Attachment 2 Statement of Work

Attachment 3 Fee Schedule

Attachment 4 Product Specifications Acceptance

3. SMARTIRE RESPONSIBILITIES

SmarTire agrees, for each Product contemplated, to: -

3.1. Jointly establish SmarTire Product requirements and specifications in conjunction with Haldex that are required for each Product, and;

3.2 Develop the required SmarTire Product containing the TMS functionality, and;

3.3 Be responsible for incorporating the quality standards into its designs that are required for products of this type in the commercial industry, and

3.4 Be responsible for obtaining the relevant EMC and radio frequency approvals to satisfy legislative requirements in North America, European Community and other countries covered by the R&TTE.

3.5 Jointly, in conjunction with Haldex, be responsible for system performance verification including specifying antenna locations etc., and

3.6 Train the Haldex trainers for installation, service and maintenance, and

3.7 Provide Improvements to the SmarTire Products as they become available.

4. HALDEX RESPONSIBILITIES

Haldex agrees, for each Product contemplated, to:

4.1 Jointly establish Product requirements and specifications in conjunction with SmarTire, and;

4.2 Develop necessary software and electronics to integrate SmarTire Product designs into ABS or EBS brake systems, and

4.3 Develop necessary software and electronics to display tyre pressure and temperature data on the Haldex trailer Info Center, and

4.4 Be responsible for final DV/PV testing of integrated designs, and

4.5 Jointly, in conjunction with SmarTire, be responsible for system performance verification including specifying antenna locations etc., and

4.6 Develop sales channels to market through Haldex sales centers to ensure maximum exposure for Products.

5. SMARTIRE PRODUCTS COVERED BY THIS AGREEMENT

The SmarTire Products covered by this agreement will be uniquely defined by a Part Number assigned to the SmarTire Product, in accordance with the following:

5.1 This agreement will apply to each SmarTire Product agreed to by both companies, and;

5.2 A set of Attachments 1-5 shall be prepared for each SmarTire Product. (If appropriate, multiple SmarTire Products may be listed in Attachment 1, in which case Attachments 2-5 shall apply to the entire list of SmarTire Products in Attachment 1.)

5.3 The agreement for each SmarTire Product shall only be valid if Attachment 1 is signed by both parties.

6. TERRITORY

Haldex shall be granted the right to sell the Products worldwide in accordance with the terms provided in the Supply Agreement.

7. DEVELOPMENT PROCESS

SmarTire and Haldex agree to the following process for the development of the Products:

7.1 Product Specification

7.1.1. SmarTire and Haldex shall jointly develop and sign-off a document called Specifications for each Product, which both parties agree prior to commencement of the development of that Product will:

7.1.1.1. Provide sufficient detail for SmarTire and Haldex to commit to a development schedule and development cost for that Product, and,

7.1.1.2. Shall provide sufficient detail for SmarTire to estimate and include as part of the Specifications a subsequent supply cost to Haldex for that product.

7.1.2. Both parties acknowledge that certain Specifications will only become available as the development process advances, and both parties will work in good faith to agree to a Specification that will provide adequate detail to minimize any changes to Product costs, schedule or development cost.

7.1.3. Upon signing of the Specification, SmarTire shall make its reasonable commercial efforts to develop the Product in conformance to the Specifications and within the timeframes listed in attachment 2.

7.1.4. Each Party will furnish to the other Party information under its Intellectual Property as far as furnishing them is reasonably necessary to carry out the development activities under this Agreement.

7.2 Prototype Evaluation

At the completion of development of each Product and the delivery of prototypes,

7.2.1. Haldex shall test, field trial or evaluate the Product within 45 days (unless extended field trials are jointly agreed), to ensure that it performs in accordance with the Specifications.

7.2.2. At the end of 45 days (unless extended field trials are jointly agreed), or sooner, Haldex shall sign the Acceptance form provided in Attachment 6 indicating their Acceptance of the design of the Product and conformance with the Specifications and completion of the Development activities

7.2.3. In the event that Haldex determines that the Product is not in conformance with the Product Specifications:

7.2.3.1. Haldex shall notify SmarTire of such Product deficiency in writing, and,

7.2.3.2. SmarTire shall either correct, or repair the deficiency within 10 working days or time otherwise agreed to by Haldex and SmarTire, and,

7.2.3.3. SmarTire shall deliver new prototypes to Haldex that have the deficiencies corrected, and,

7.2.3.4. Haldex shall re-test and re-valuate the Product for conformance to the Product Specifications within 45 days and sign Acceptance.

7.2.3.5. If Haldex has not informed SmarTire of any Product deficiencies within 45 days from delivery of Prototypes, Haldex shall be deemed to have accepted the Product.

7.2.4. In the event that the Specifications change during the development process, both parties shall review the changes, and,

7.2.4.1. SmarTire shall notify Haldex of any changes in development cost, whether higher or lower within 30 days of such change to the Specifications, and,

7.2.4.2. SmarTire shall promptly advise Haldex if the Specification changes will impact the cost of the Product, and,

7.2.4.3. Both parties shall work in good faith to come to agreement on the new cost, which shall become part of the Product Specification.

7.2.5. Unless otherwise agreed, changes to Specifications shall not modify the Development Schedule for the product concerned.

7.2.6. Upon SmarTire's receipt of the signed Acceptance form from Haldex, SmarTire shall perform tests commonly known in the industry as DV and PV tests to validate the design and manufacturing process to the equivalent of a standard used in the automotive industry called QS9000, and repair or correct any Product deficiencies that occur as a result of the tests in the foregoing section.

8. GRAND OF RIGHTS

8.1 SmarTire hereby grants to Haldex a license in the Territory to:

8.1.1. Manufacture and integrate the SmarTire Products into its ABS or EBS braking systems, and/or

8.1.2. Market and sell the Products

9. INTELLECTUAL PROPERTY AND SERVICES

9.1 All Intellectual Property provided by SmarTire to Haldex relating to TMS systems or any Intellectual Property relating to TMS developed under this agreement shall be the sole property of SmarTire.

9.2 All Intellectual Property provided by Haldex to SmarTire relating to ABS or EBS systems or any Intellectual Property relating to ABS or EBS developed under this agreement shall be the sole property of Haldex.

9.3 SmarTire shall furnish Haldex with the necessary SmarTire Intellectual Property required for the manufacture, and integration of SmarTire's Products to Haldex ABS OR EBS systems.

9.4 SmarTire will make available and supply Haldex the available SmarTire Intellectual Property to create their own literature to sell the Products when they have been integrated into the Haldex ABS or EBS system.

9.5 In the event that the Parties agree to develop a Product that integrates the Intellectual Property of both Parties or technology that is jointly developed, the Parties shall agree to negotiate in good faith, appropriate licensing and IP provisions to enable the integration of the Product.

10. SUPPLY OF MATERIALS, COMPONENTS

10.1 SmarTire and Haldex shall enter into a Supply Agreement prior to Acceptance of the Product.

10.2 Within 30 days of Acceptance, Haldex shall place an order with SmarTire as per the terms of the Supply Agreement for a minimum of 500 systems as defined in Attachment 1.

11. MARKETING AND PRODUCT IMPROVEMENTS

Haldex shall provide the marketing function for the sale of Product to OEM or After-Market customers in accordance with the following:

11.1 Haldex shall provide quotations to OEM or After-Market customers based on their manufacturing cost and the cost of the Product components purchased from SmarTire.

11.2 In the event that an OEM or After-Market customer requires Improvements to the Product, or in the event that SmarTire and Haldex mutually agree to provide Improvements to the product, both parties shall agree in advance of providing a final proposal to the customer, on the sharing of development costs and pricing to the customer.

11.3 Haldex may request development services from SmarTire to provide Improvements to the Products in accordance with the following:

11.3.1 Haldex shall provide SmarTire with a requirement specification for the improvements and request a quotation from SmarTire for the development fees associated with the development tasks.

11.3.2 SmarTire shall respond to the quotation by providing a part number for the Product to be developed, and this Part Number shall become part of Attachment 1.

11.3.3 SmarTire and Haldex shall develop a Statement of Work for each development project that is mutually agreed to and this shall become Attachment 2 of this agreement.

11.3.4 SmarTire shall provide a price quotation for the development of improvements to its products and these shall be included in attachment 4 of this agreement.

12. FEES AND PAYMENT

12.1 Any NRE costs for the development of the Products, samples or related items supplied by SmarTire are to be provided Ex-Works 13151 Vanier Place, Suite 150, Richmond, British Columbia, Canada.

12.2 The amounts due to SmarTire by virtue of this Agreement are net of all taxes levied in countries other than Canada. Any other taxes on the amounts due are to be borne by Haldex.

13. CONFIDENTIALITY

13.1 All drawings, designs, specifications and all other Intellectual Property made available or supplied by either party to the other shall be for use in connection with the manufacture, application, use and sale of the Products in accordance with this Agreement. The receiving party shall also take reasonable care to insure that the Intellectual Property in written, printed, oral or other form received from the other party shall be kept in confidence and shall not be disclosed to a third party or parties during the term hereof and during a period of three (3) years thereafter, with the exception that either party may supply Intellectual Property received from the other party to its subcontractor(s) and customers to the extent necessary for such subcontractor(s) to manufacture parts for the Products, and for such customers to use the Products, provided that the disclosing party shall have such subcontractor(s) and customers agree in writing to hold the Intellectual Property in confidence and never use the same for other purposes.

13.2 SmarTire and Haldex mutually agree, on behalf of itself and their respective employees, to keep information disclosed through the performance of this Agreement secret and confidential, not to disclose it to others and not to use it for any purpose other than the performance of this Agreement during the term hereof and during a period of three (3) years after, provided that the information is:

13.2.1 transmitted in writing, clearly marked at the time of the disclosure as being "Confidential" or "Proprietary", or

13.2.2 transmitted orally, identified at that time as being confidential and reduced to writing, marked "Confidential" or "Proprietary", and transmitted to the other party within 30 days after the oral transmission,

13.2.3 for the avoidance of doubt, all technical information provided by either party shall be considered confidential whether marked or not.

13.3 The obligation of the parties hereto under Paragraph 13.1 and Paragraph 13.2 of this Article shall not apply to any information which:

13.3.1 Was in the receiving party's possession at the time of receipt thereof, or;

13.3.2 Is in or comes into the public domain through no fault of the receiving party, or;

13.3.3 Is acquired by the receiving party from a third party with good legal title thereto, and free of restriction on disclosure.

14. PATENTS

14.1 SmarTire represents that the use of any Patents and Intellectual Property by Haldex will not infringe any third party's patent(s).

14.2 In the event of receipt of a warning letter and/or institution of any suit against Haldex during the term of this Agreement alleging infringement of any patent of a third party, two cases will be considered:

14.2.1 If the infringement is related to a particular embodiment chosen by Haldex for manufacturing reasons, but not absolutely necessary for the realization of the Products, the steps to be taken to defend or avoid such suit, including the possibility to make suitable changes or modifications, will be the sole responsibility of Haldex.

14.2.2 If the infringement is related to a particular embodiment that is necessary for the realization of the Products, the steps to be taken to defend or avoid such suit, including the possibility to make suitable changes or modifications, will be the sole responsibility of SmarTire.

14.3 SmarTire shall not be liable for any claims that arise that are related to the ABS or EBS systems or combinations of TMS systems with ABS or EBS systems.

15. TERM

15.1 This agreement shall become effective on the date of this agreement for three years renewing automatically, unless terminated by written notice at least 90 days prior to the initial or any renewing date or in accordance with the provisions stated herein.

16. TERMINATION

16.1 This agreement may be terminated:

16.1.1 If either party shall at any time commit any breach of any covenant, warranty, or agreement herein contained, and shall fail to remedy any such breach within sixty (60) days after written notice thereof by the other party, such other party may, at its option and in addition to any other remedies that it may be entitled to, terminate this Agreement by notice in writing to such effect, or;

16.1.2 If either party hereto shall be dissolved, liquidated, declared bankrupt or become insolvent or has commenced proceedings relating to bankruptcy or creditor composition, either voluntarily or otherwise, or because of adverse change in its structure or its financial situation shall become unable to continue fully or effectively to perform its obligations hereunder, the other party shall have the right to terminate forthwith this Agreement by giving a written notice stating the cause of such termination, or;

16.1.3 If any Administrative Authority or Court having jurisdiction over either of the parties hereto shall enjoin performance of this Agreement and declare it unlawful, then this Agreement shall be terminated forthwith by right and without formalities. If one or several clauses of the present Agreement shall be declared unlawful, the parties hereto agree to meet without delay to review the consequences of such validity on the performance of this Agreement, or;

16.1.4 By mutual agreement

In the event that this agreement is terminated:

16.2 All Intellectual Property, confidential information or other confidential materials received by either party from the other party under this Agreement shall be returned to the other party within sixty (60) days following the termination date.

16.3 Termination of this Agreement shall not relieve or discharge either party from the liability for the payment of any sums then due under the provisions of this Agreement.

16.4 Both parties shall make reasonable commercial efforts to satisfy any customer and supply obligations.

16.5 Articles13 and 14 shall remain in effect for a period of two years.

17. LIABILITY EXEMPTIONS

The obligation of the parties hereto shall be subject to all laws and regulations, both present and future, of any government having jurisdiction over one of the parties hereto and to war, acts of God, acts of public enemies, strikes or other labor disturbances, fires, floods and any other causes beyond the control of the parties, and the parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any such law, regulation or contingency.

Neither party will have liability to the other for any special, consequential or indirect damages. The parties are independent contractors and neither party has the ability bind the other or to act as agent for the other.

18. ASSIGNMENT

Neither this Agreement nor any of the rights granted hereunder may be assigned, in whole or in part, by Haldex or SmarTire without the written consent of the other party.

19. NOTICES

All notices and reports required under this Agreement shall be in writing, in the English language, and shall for all purposes be deemed to be fully given and received if dispatched by registered and postage pre-paid air letter to the addresses set out below or in the beginning of the Agreement, or at such other address or addresses as either party may later specify by written notice to the other.

Notices to SmarTire shall be made to:

Chief Operating Officer

Suite 150, 13151 Vanier Place

Richmond, BC, Canada, V6V 2J1

Notices to Haldex shall be made to:

President & General Manager

Moons Moat Drive,

Moons Moat North,

Redditch,

Worcestershire, UK.

20. GOVERNING LAW AND ARBITRATION

20.1 The validity and construction of this Agreement and the performance of the parties hereunder shall be governed by and interpreted by the laws of British Columbia, Canada.

20.2 All disputes, controversies or differences arising between the parties hereto in connection with this Agreement or a breach thereof that cannot be solved by the mutual endeavors, shall be finally settled by arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce of Geneva. Such arbitration shall take place in the country of the party to whom the demand for arbitration is addressed. The award shall be final and binding upon the parties hereto.

21. SIGNING AUTHORITY

Any changes to the pricing or Product information in Attachments 1 through 4 shall be signed by:

Haldex:

Title: President and General Manager

Name: R. Else

Fax: 01527-499639

SmarTire:

Title: VP Business Development

Name: Erwin Bartz

Fax: +1 604-276-2353

22. ENTIRE AGREEMENT, LANGUAGE

22.1 The Attachments referred to in this Agreement shall be considered as integral part of this Agreement.

22.2 This Agreement contains the entire agreement between the parties hereto and supersedes and cancels all previous agreements, negotiations, commitments and writings in respect to the subject matter hereof. Any modification or amendment to this Agreement shall be valid and effective only if reduced to writing and signed by a duly authorized officer or representative of each of the parties hereto as provided in Article 21.

22.3 This Agreement shall be executed in duplicate original in the English language only, which shall govern its interpretations and construction in all respects. No translation of this Agreement into any other language, if any, shall have any legal force or effect whatsoever.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officer or representative.

SmarTire	Haldex
By: /s/ Al Kozak	By: /s/ R. Esle

Al Kozak	R. Esle
Printed Name	Printed Name
Chief Operating Officer	President and General Manager
Title	Title
October 16, 2003	October 10, 2003
Date	Date

Attachment 1: Products

Item	SmarTire Part #	Product	Product Description - General
1	200.0150	Receiver - CAN
    Frequency 433.920 MHz
    Temp Range 40 to +85 C
    Supply Voltage 9 to 24 V
    Sensitivity -113.5 dBm
    BNC external antenna connector
    Shielded enclosure
    Weatherproof enclosure
    Latching OEM connectors
    CAN / SAE J1939 Output
    Can also drive LED or Incandescent Lamp

2	101.1111	High Pressure Transmitter Kit
    433 Mhz ASK version
    Universal fitment
    Helical spring antenna
    SmarTire Protocol
    LF initiation feature to facilitate easy programming
    5 to 8 year battery life depending on useage profile
    -40 to 125C operating temperature range
    Includes strap assembly

3	101.1020	Antenna + 20' cable	Magnetic base whip antenna + cable
4	101.1040	Antenna + 40' cable	Magnetic base whip antenna + cable
5	101.1060	Antenna + 60' cable	Magnetic base whip antenna + cable
6	101.1090	Actuator Wand	Hand held LF Actuation Tool

Systems will typically consist of a receiver, 6 - 8 transmitters and one aerial.

SmarTire	Haldex
By: /s/ Al Kozak	By: /s/ R. Else

Al Kozak	R. Else
Printed Name	Printed Name
Chief Operating Officer	President and General Manager
Title	Title
October 16, 2003	October 10, 2003
Date	Date

Attachment 2: Statement of Work

Target delivery date
1)	Sign-off Specifications for the Products	Oct 15, 2003
2)	Delivery of 5 prototype systems to Haldex for evaluation	Feb. 1, 2004
3)	Acceptance	May 15, 2004

SmarTire	Haldex
By:	By:

Printed Name	Printed Name

Title	Title

Date	Date

Attachment 3: Fee Schedule

The following fees shall apply to Products 1-6 listed in Attachment 1.
1.	Development fees:	$ 0
2.	Prototype integration and testing for reasonable costs incurred up to	$ 20,000
3.	1Training, manuals, documentation	$ 0
4.	Prototype Products (per trailer system)
5.	Homologation approvals (per country outside of North America, Europe Community and other countries covered by R&TTE)	$ 2,000

Notes:

1. SmarTire shall provide source information for the Products, but shall not be responsible for development and production costs associated with final marketing materials

2. All prices are in US dollars

Attachment 4: Product Specification Acceptance

SmarTire	Haldex
By:	By:

Printed Name	Printed Name

Title	Title

Date	Date